Exhibit 5.2

April 19, 2021

Bespoke Capital Acquisition Corp.

3rd Floor

115 Park Street

London W1K 6TL

United Kingdom

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-4 of Bespoke Capital Acquisition Corp.

We have acted as Canadian counsel to Bespoke Capital Acquisition Corp., a corporation organized under the laws of the Province of British Columbia (the “Corporation”), in connection with the Registration Statement (as defined below) relating to, among other things: (i) the merger of VWE Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of the Corporation (“Merger Sub”), with and into Vintage Wine Estates, Inc., a California corporation (“VWE”), with VWE surviving the merger as a wholly owned subsidiary of the Corporation (the “Merger”), pursuant to the terms of the Transaction Agreement dated February 3, 2021, among the Corporation, Merger Sub, VWE and the other parties thereto (as amended, the “Transaction Agreement”); and (ii) as a condition to the effectiveness of the Merger, the proposal of the Corporation to change its jurisdiction of incorporation from the Province of British Columbia to the State of Nevada (the “Domestication”), subject to requisite approvals by the shareholders of the Corporation and VWE. Following the Domestication, the Corporation will change its name to “Vintage Wine Estates, Inc.” We refer to the Merger, the Domestication and the other transactions contemplated by the Transaction Agreement collectively herein as the “Transaction.” We refer to the post-Domestication Nevada entity herein as “New VWE Holdco.”

Upon the effectiveness of the Domestication, among other things, (i) each then issued and outstanding Class A restricted voting share of the Corporation (each, a “Class A Restricted Voting Share”), unless previously redeemed, will be automatically converted into one share of common stock, no par value per share of New VWE Holdco (each, a “New VWE Holdco Common Share”); (ii) each then issued and outstanding Class B share of the Corporation will be automatically converted into one New VWE Holdco Common Share; and (iii) each then issued and outstanding share purchase warrant of the Corporation will automatically become exercisable, in accordance with the terms of the Warrant Agreement (as defined below), for a New VWE Holdco Common Share (each, a “New VWE Holdco Warrant”).

As Canadian counsel to the Corporation, we have participated in the preparation of the warrant agency agreement dated August 15, 2019 (the “Warrant Agreement”) between the Corporation and TSX Trust Company (the “Warrant Agent”), the Transaction Agreement and the Registration Statement on Form S-4 (File No. 333-254260) (as amended, the “Registration Statement”), of the Corporation, initially filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2021 (collectively, the “Transaction Documents”).

TORONTO	CALGARY	VANCOUVER	MONTRÉAL	OTTAWA	NEW YORK	LONDON
Blake, Cassels & Graydon LLP | blakes.com

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933 (the “Securities Act”). In connection with rendering this opinion, we have considered such questions of law, examined such statutes and regulations and examined originals or copies certified, authenticated or otherwise identified to our satisfaction of such records of corporate proceedings, corporate documents, records, certificates, opinions and instruments and have made such other investigations as we have considered necessary or desirable in connection with the opinions hereinafter set forth.

In examining all documents we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine; and

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

In expressing the opinion below, we have further assumed that:

(a)

the Transaction Documents have each been duly authorized, executed and delivered by all parties thereto other than the Corporation and that such documents constitute legal, valid and binding obligations of all parties thereto other than the Corporation (or New VWE Holdco) and are enforceable in accordance with their terms against all parties thereto other than the Corporation (or New VWE Holdco) subject to the qualifications on enforceability referred to below and therein;

(b)

all certificates and other statements, consents, and resolutions, documents and records, reviewed by us, and all applicable representations, warranties, schedules, and exhibits contained in the Transaction Documents, are accurate and complete, in each case with respect to the factual matters set forth therein; and

(c)

prior to effecting the Transaction (including the Domestication): (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) all requisite approvals of the shareholders of the Corporation and VWE will have been obtained; and (iii) all other necessary action will have been taken under the applicable laws of the State of Nevada to authorize, approve and permit the Domestication, and any and all consents, approvals and authorizations from applicable Nevada and other governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained.

TORONTO	CALGARY	VANCOUVER	MONTRÉAL	OTTAWA	NEW YORK	LONDON
Blake, Cassels & Graydon LLP | blakes.com

We are members of the Bar in the Provinces of British Columbia, Alberta and Ontario, and are qualified to express opinions only in respect of the laws of those Provinces and the federal laws of Canada applicable therein.

The opinions expressed herein are subject, as applicable, to the following qualifications:

(a)

the enforceability of the Warrant Agreement may be limited by bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditors’ rights;

(b)

the enforceability of the Warrant Agreement may be limited by general principles of law and equity relating to the conduct of the parties (other than the Corporation) prior to execution of or in the administration or performance of the Warrant Agreement, including without limitation, (i) undue influence, unconscionability, duress, misrepresentation and deceit, (ii) estoppel and waiver, (iii) latches, and (iv) reasonableness and good faith in the exercise of discretionary powers;

(c)

enforceability of the Warrant Agreement will be subject to the limitations contained in the Limitations Act, 2002 (Ontario) and we express no opinion as to whether a court may find any provision of the Warrant Agreement to be unenforceable as an attempt to vary, suspend or exclude the ultimate limitation period established by section 15 of that act;

(d)	a court may exercise discretion in the granting of equitable remedies such as specific performance and injunction;

(e)	the discretion that a court may reserve to itself to decline to hear an action if it is not the proper forum to hear the action or if concurrent proceedings are brought elsewhere;

(f)

the recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred and the costs and expenses incidental to all court proceedings are in the discretion of the court and the court has the discretion to determine by whom and to what extent these costs shall be paid;

(g)

no opinion is given as to the enforceability of any provision of the Warrant Agreement providing for the severance of illegal or unenforceable provisions from the remaining provisions of the Warrant Agreement;

(h)	no opinion is given as to the enforceability of any provision of the Warrant Agreement which provides that modifications, amendments or waivers are not binding unless in writing;

(i)	rights of indemnification or contribution may be limited under applicable law;

TORONTO	CALGARY	VANCOUVER	MONTRÉAL	OTTAWA	NEW YORK	LONDON
Blake, Cassels & Graydon LLP | blakes.com

(j)	no opinion is expressed as to the enforceability of any provision of the Warrant Agreement which purports to limit the jurisdiction of proceedings exclusively to the courts of the Province of Ontario;

(k)	a court may decline to accept the factual and legal determinations of a party notwithstanding that a contract or instrument provides that the determinations of that party shall be conclusive;

(l)	the enforceability of any provision exculpating any party from liability in respect of acts or omissions that may be illegal, fraudulent or involve willful misconduct or negligence;

(m)

pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange in existence on a day other than the day of payment of such judgment; and

(n)	no opinion is expressed as to compliance with the Personal Information Protection and Electronic Documents Act or any other privacy laws.

The opinions hereinafter expressed are based on legislation and regulations in effect on the date hereof.

Based and relying upon and subject to the foregoing, it is our opinion that:

1.    The Warrant Agreement has been duly authorized and executed by the Corporation.

2.    Upon the effectiveness of the Domestication, the New VWE Holdco Warrants will constitute legal, valid and binding obligations of New VWE Holdco, enforceable against New VWE Holdco in accordance with their terms.

This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of any change in law or fact affecting or bearing upon this opinion occurring after the date hereof which come, or are brought, to our attention. We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to Blake, Cassels & Graydon LLP under the caption “Legal Matters” in the prospectus forming part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

/s/ BLAKE, CASSELS & GRAYDON LLP

TORONTO	CALGARY	VANCOUVER	MONTRÉAL	OTTAWA	NEW YORK	LONDON
Blake, Cassels & Graydon LLP | blakes.com